Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-203108 on Form S-3 of Caesars Acquisition Company of our report dated March 16, 2015, relating to the combined financial statements of Predecessor Growth Partners (consisting of Caesar’s Entertainment Corporation’s prior interest in Caesars Interactive Entertainment, Inc. and its subsidiaries; PHWLV, LLC; Caesars Baltimore Investment Company, LLC; senior notes previously issued by a wholly owned subsidiary of Caesars Entertainment Corporation; 3535 LV Corp.; indirect subsidiaries of Parball Corporation; Corner Investment Company, LLC and its subsidiaries; and JCC Holding Company II, LLC and its subsidiaries) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) Caesars Acquisition Company and Caesars Entertainment Corporation consummating the transactions on October 21, 2013 to form Caesars Growth Partners, LLC with Predecessor Growth Partners considered the predecessor of Caesars Acquisition Company, (2) the recast of the financial statements for the results of acquisition of entities under common control in May 2014 and (3) the inclusion of allocations of expenses from Caesars Entertainment Corporation, which may not be reflective of the actual level of costs which would have been incurred had the Predecessor Growth Partners operated as a separate combined entity apart from Caesars Entertainment Corporation), appearing in the Annual Report on Form 10-K of Caesars Acquisition Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

September 8, 2015